For Immediate Release October 20, 2000	CONTACT: Robert Bauer BlueFire Partners Phone: 612-344-1016

Stonehaven Announces Dividend Payment on
Class A Preferred Stock

MINNEAPOLIS—October 20, 2000—Stonehaven (AMEX: RPP), a Minneapolis-based real estate company, today announced that its Board of Directors has declared the semi-annual dividend of 47.5 cents per share of Class A Preferred Stock, payable November 15, 2000, to shareholders of record on November 1, 2000.

Certain matters discussed within this press release may be deemed to be forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Stonehaven Realty Trust believes the expectations reflected in such forward looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Stonehaven's expectations include changes in local or national economic or real estate conditions and other risks detailed from time to time in the company's SEC reports and filings, including its S-4 and S-11 Registration Statements as well as its annual report on Form 10-K, quarterly reports on Form 10-Q and periodic reports on Form 8-K. The Company assumes no obligation to update or supplement forward looking statements that become untrue because of subsequent events.

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